AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000

                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                     FLORIDA
                         (State or Other Jurisdiction of
                         Incorporation or Organization)


                                   59-2728052
                                (I.R.S. Employer
                               Identification No.)

                            3185 E. Washington Blvd.
                              Los Angeles, CA 90023
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                             Employment Arrangement
                            Legal Retainer Agreement
                              Consulting Agreements
                            (Full Title of the Plans)
                              ____________________

                                   Trevor Webb
                                    President
                            3185 E. Washington Blvd.
                              Los Angeles, CA 90023
                                 (323) 268-6842
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of Securities      Amount to be         Proposed Maximum            Proposed Maximum           Amount of
to be Registered          Registered    Offering Price per Share(1)   Aggregate Offering Price   Registration Fee
-----------------------  -------------  ----------------------------  -------------------------  -----------------

Common Stock,
par value $0.0001(2)        720,000                $0.14                      $100,800                $26.62
-----------------------  -------------  ----------------------------  -------------------------  -----------------

TOTAL REGISTRATION FEE                                                                                $32.74

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). Based on the closing price of the Company's common stock on December 6, 2000.
(2) Represents shares of Common Stock issued to consultants to the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

Rubber Technology International, Inc("RTEK") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.0001 per share, issued to certain selling shareholders. Under cover of this Form S-8 is a Reoffer Prospectus RTEK prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 720,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

RTEK  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). RTEK does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                            3185 E. WASHINGTON BLVD.
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 268-6842

                         720,000 SHARES OF COMMON STOCK


The shares of common stock, $0.0001 par value per share, of Rubber Technology International, Inc. ("RTEK"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to an employment arrangement, consulting agreements and for legal services agreements for legal and consulting services that the Selling Shareholders provided to RTEK.

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. RTEK will not receive proceeds from any of the sale the Shares. RTEK is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

RTEK's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "RTEK."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                 December 7, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information          2
Incorporated  Documents                           2
The  Company                                      3
Risk  Factors                                     8
Use  of  Proceeds                                12
Selling  Shareholders                            13
Plan  of  Distribution                           13
Legal  Matters                                   14
Experts                                          14
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

RTEK is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows RTEK to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

RTEK's Report on Form 8-K, dated March 13, 2000 is incorporated herein by reference. RTEK's Form 10K-SB, filed with the Commission on March 30, 2000, RTEK's Form 10-QSB as filed on July 17, 2000 and RTEK's Form 10-QSB/A as filed on October 27, 2000 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at RTEK's executive offices, located at 3185 E. Washington Blvd., Los Angeles, California 90023. RTEK's telephone number is
(323) 268-6842. The Company's corporate Web site address is http://www.rubbertechnology.com.


                                   THE  COMPANY
BUSINESS

General

     Rubber Technology International, Inc. ("RTEK") is a Florida corporation that accepts waste tires from tire retailers, service stations, salvage yards and from clean up jobs with governmental agencies, private individuals and companies.

     In the early 1990's, Raymond L. Webb and James Mason initiated a business of cleaning up tire stock piles, collecting and receiving tires for shred and land filling the remnant portions. This is the dominant business of the majority of companies in the tire recycling business.

     In late 1996, this business was incorporated in Nevada as Rubber Technology International, Inc. ("RTI-Nevada"). RTEK initiated the preparation of a full tire recycling facility in Los Angeles, CA. In February 1997, RTI-Nevada purchased a Florida-based publicly traded corporation, Sunshine Capital, Inc.
(SCI), and through a reverse merger technique became company traded on the over-the-counter bulletin board maintained by Nasdaq. Concurrently, SCI changed its name to Rubber Technology International, Inc. ("RTEK").

     The common stock of RTI-Nevada was exchanged for the common stock of Sunshine Capital, Inc. Concurrently, Sunshine changed its name to Rubber Technology International, Inc. The transaction took the form of a reverse merger, with the Webb family then owning 3,700,000 shares of RTI common stock and the original incorporators owning a minor amount. A 300 for one reverse stock split was effected in February 1997.

     RTEK uses 100% recycled, scrap rubber in a proprietary process to produce a line of molded rubber products. The scrap tires are reduced in size with shredders, grinders and cracker millsThe steel and nylon fluff are removed with magnets and blowers at appropriate stages of the production. As a result of this process, particles of rubber are produced. The particles are called "Crumb
Rubber", little pieces of rubber in varied sizes from 3/8 inch to 40 mesh. These materials pass through sizing screens.

     RTEK sells Crumb Rubber for that can be used in rubberized running tracks, tennis courts, rubber railroad crossings, earthquake isolators, traffic safety devices and rubberized asphalt for roads and for other applications and to manufacturers of molded products.

     RTEK manufactures and sells high quality, recycled rubber for a variety of applications within the transportation, agriculture, sports and fitness, playground equipment and manufacturing industries. The Company uses recycled rubber from scrap tires as the exclusive source of rubber for its own products. RTEK also sells processed, recycled rubber as a raw material for use by others.

     RTEK has increased production of its Crumb Rubber and molded products through continuous improvements of its manufacturing processes. RTEK is currently implementing new proprietary production methods that it believes will permit it to increase production significantly by shortening of the production cycle. These methods will permit the production of products with a wide variety of potential applications. RTEK believes that these new processes will also permit more efficient use of raw materials, thus expanding the use of scrap tires as a raw material.

     The key components of RTEK's expansion strategy include: (1) expanding production of RTEK's existing product lines by improving the production process;
(2)  focusing  sales  and marketing efforts on the higher value market segments;
(3) development of new products i.e. playground safety surfacing; and ( 4) establishing additional plants in other locations where large quantities of scrap tires are located.

     RTEK is known for its innovation and production. RTEK is developing new products and marketing these to industries that are currently using products made from virgin (new) rubber. RTEK's industry focus is recycled rubber and molded products. RTEK markets to customers in North America, Europe and the Pacific Rim.

Products  and  Services

     The rubber tire recycling industry itself is less than twenty years old. Over a dozen states in the United States have established methods, criteria and support for the disposal of used tires. California is an industry leader. Not only has it mandated requirements on the landfills within the state, eliminating obligation to accept tires in the landfills, but the California Integrated Waste Management Board has established grants and other supportive programs for the businesses within California to foster the growth of all bona fide tire recyclers. Further, the state has issued mandates allowing and requiring the use of recycled products. Examples include the use of a mixed rubber and asphalt slurry solution on most asphalt roads and their repair as well as the use of rubber byproducts on school playgrounds in place of sand and/or wood fibers. Rubber is safer, more resilient and less expensive than other materials.

     The  Company's  product  mix  includes:

     Rubber for garden hose production Through a sub-contractor during the year 2000, the Company intends to commence to annually deliver 4.5 million pounds of product. Management of the Company anticipates that these requirements could increase in the event the Company successfully satisfies this contract.

     Asphalt Rubber The Company currently delivers rubber to the asphalt industry.

     Playground Fill The Company delivers more than one million pounds annually to local and out of state schools. This product is ground rubber and fiber to a 3/8" +/- size, without metal. The Company will be initiating an advertising campaign to promote this product.

     Molded Products .There are two forms of molded products, traffic and safety products that the Company produces from its stockpiles and the Company prepares on a service basis. Sales of traffic devices have increased to approximately 250,000 pounds annually.

     Landscape products, principally comprised of tree rings and borders. These are produced under contract and sold in WalMart and Target stores

Service  Income

     The Company receives used tires for shredding and grinding into other products. For this service the Company is paid a "tipping fee". There is a fee paid in all jurisdictions for tire recycling but the amount of the fee varies. In Los Angeles the fee the Company receives ranges from $0.45 to $5.00 per tire.

Competition

     There are very few full recyclers in any areas. For example, in Los Angeles there are approximately eight companies that take in tires. Of these companies, all but five simply shred the tires and land fill the shreds, and of these shredding companies one has approached RTEK to accept shredded tires on a wholesale basis. The stated goal of the California Governmental Board is to eliminate the land filling of all tires and to cause all waste tires to be recycled or reused in some way.

     The two companies in Los Angeles that actually recycle tires are RTEK and a company that only produces rubber for the rubberized asphalt industry. RTEK has a purchase order from this competitor to cover volume short runs as they occur. Only RTEK creates a final product from the tires it receives.

     Last year, RTEK received almost three million pounds of tires. RTEK can increase its receipts of tires without significant expense or revenue reduction by increasing collection sites in other counties or states and thereby increase its revenues and profits.

Trademarks,  Patents,  and  Other  Intellectual  Property

     RTEK's philosophy is to utilize existing technology in all its production applications. There are no patents, etc. in RTEK's name and no additional research and development costs have been incurred in the pursuit of new processes. All research and development is applied to the research of new and better products.

Marketing  Plan

     Tire recycling is a relatively new industry. New products are being created every day based on the creativity of the inventors and the inherent characteristics and components of rubber. RTEK has recently identified several recycled products that it intends to market in the future. Based on its ability to produce these products, past sales, and discussions with current and prospective customers, RTEK will concentrate its efforts in (i) mesh for various products including garden hoses, (ii) playground fill, and (iii) molded products. The receipt of tipping fees continues to increase as long as tires are being taken in and products are produced to customers.

Governmental  Regulations

     Management of the Company is not aware of any significant governmental regulations on the operation of its business, other than environmental regulations. Most jurisdictions require a process permit to assure that tire piles are not allowed to accumulate into a fire hazard and mosquitoes are controlled. RTEK has permits for its Los Angeles facility.

Properties

     The Company presently has only one production facility, located at 3185 East Washington Blvd, Los Angeles, CA 90023. The Company's telephone number is
(323) 268-6842 and its facsimile number is (323) 268-7328. The Company's offices contain approximately 1,800 square feet and the Company's production facility of 17,200 square feet houses all equipment necessary to store shred, grind and mold used tires into marketable products.

     The Company's facility is leased for a monthly rental of $12,848 and has a term until December 31, 2001, with a five year option to extend.

                                 RISK  FACTORS

In this section we highlight some of the risks associated with RTEK's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

     CONFLICTS OF INTEREST. Certain conflicts of interest exist between the Company and its officers and directors. They have other business interests to which they devote attention, and they may be expected to continue to do so although management time should be devoted to the business of the Company. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with their fiduciary duties to the Company.

     POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company has very limited funds, and such funds may not be adequate to take advantage of any available business opportunities. Even if the Company's funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, the Company may not have enough capital to exploit the opportunity. The ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, the Company's operations will be limited to those that can be financed with its modest capital.

     REGULATION OF PENNY STOCKS. The Company's securities are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

     In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-7 under the Securities Exchange Act of 1934, as amended. Because the securities of the Company may constitute "penny stocks" within the meaning of the rules, the rules would apply to the Company and to its securities. The rules may further affect the ability of owners of Shares to sell the securities of the Company in any market that might develop for them.

     Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The Company's management is aware of the abuses that have occurred historically in the penny stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

     LIMITED OPERATING HISTORY. The Company was formed in October of 1996 for implementing its business opportunities. The Company has limited operating history, revenues from operations, or assets. The Company faces all of the risks of a new business and the special risks inherent in the investigation, acquisition, or involvement in a new business opportunity. The Company must be regarded as a new or "start-up" venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

     NO ASSURANCE OF SUCCESS OR PROFITABILITY. There is no assurance that the Company will generate revenues or profits, or that the market price of the Company's Common Stock will be increased thereby.

     IMPRACTICABILITY OF EXHAUSTIVE INVESTIGATION. The Company's limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity before the Company commits its capital or other resources thereto. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if the Company had more funds available to it, would be desirable. The Company will be particularly dependent in making decisions upon information provided by the promoter, owner, sponsor, or others associated with the business opportunity seeking the Company's participation. A significant portion of the Company's available funds may be expended for investigative expenses and other expenses related to preliminary aspects of completing an acquisition transaction, whether or not any business opportunity investigated is eventually acquired.

     LACK OF DIVERSIFICATION. Because of the limited financial resources that the Company has, it is unlikely that the Company will be able to diversify its operations. The Company's probable inability to diversify its activities into more than one area will subject the Company to economic fluctuations within its target industry and therefore increase the risks associated with the Company's operations.

     DEPENDENCE UPON MANAGEMENT; LIMITED PARTICIPATION OF MANAGEMENT. The Company currently has several key individuals who are serving as its officers and directors. The Company will be heavily dependent upon their skills, talents, and abilities to implement its business plan, and may, from time to time, find that the inability of the officers and directors to devote full time attention to the business of the Company results in a delay in progress toward implementing its business plan. Because investors will not be able to evaluate the merits of possible business opportunities by the Company, they should critically assess the information concerning the Company's officers and directors.

     LACK OF CONTINUITY IN MANAGEMENT. The Company does not have an employment agreement with any of its officers and directors, and as a result, there is no assurance that they will continue to manage the Company in the future.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Company's Articles of Incorporation provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company which it will be unable to recoup.

     DIRECTOR'S LIABILITY LIMITED. The Company's Articles of Incorporation exclude personal liability of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

     DEPENDENCE UPON OUTSIDE ADVISORS. To supplement the business experience of its officers and directors, the Company may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by the Company's President without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the Company. In the event the President of the Company considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

     LEVERAGED TRANSACTIONS. There is a possibility that any acquisition of a business opportunity by the Company may be leveraged, i.e., the Company may finance the acquisition of the business opportunity by borrowing against the assets of the business opportunity to be acquired, or against the projected future revenues or profits of the business opportunity. This could increase the Company's exposure to larger losses. A business opportunity acquired through a leveraged transaction is profitable only if it generates enough revenues to cover the related debt and expenses. Failure to make payments on the debt incurred to purchase the business opportunity could result in the loss of a portion or all of the assets acquired. There is no assurance that any business opportunity acquired through a leveraged transaction will generate sufficient revenues to cover the related debt and expenses.

     COMPETITION. The search for potentially profitable business opportunities is intensely competitive. The Company expects to be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than the Company.

     NO FORESEEABLE DIVIDENDS. The Company has not paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future.

     LOSS OF CONTROL BY PRESENT MANAGEMENT AND STOCKHOLDERS. The Company may consider an acquisition in which the Company would issue as consideration for the business opportunity to be acquired an amount of the Company's authorized but un-issued Common Stock that would, upon issuance, represent the great majority of the voting power and equity of the Company. The result of such an acquisition would be that the acquired company's stockholders and management would control the Company, and the Company's management could be replaced by persons unknown at this time. Such a merger would result in a greatly reduced percentage of ownership of the Company by its current shareholders. In addition, the Company's President could sell his control block of stock at a premium price to the acquired company's stockholders.

     LIMITED PUBLIC MARKET EXISTS. There is a limited public market for the Company's common stock, and no assurance can be given that a market will continue or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. The market price for the Company's stock may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of the securities offered hereby. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.

     OUR AUDITORS HAVE ADVISED THAT WE HAVE TO OBTAIN ADDITIONAL CAPITAL TO CONTINUE IN BUSINESS. Our auditors in their report included in our financial statements have expressed doubt about our ability to continue as a going company. That risk is primarily dependent on our ability to raise sufficient money to undertake our business plan. If we do not continue as a business, our stock would be worth substantially less.

     FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS. Management believes that this Report on Form 8-K contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's control. Actual results could differ materially from these forward-looking statements as a result of factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                              USE  OF  PROCEEDS

RTEK will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to employment arrangements, and for compensatory benefit plans with RTEK for legal and consulting services they provided to RTEK. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of December 7, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                   NUMBER OF      NUMBER OF                    % OF SHARES
                   SHARES         SHARES         NUMBER OF     OWNED BY
SELLING            OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS(1)    BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------  -------------  -------------  ------------  ------------

M. Richard Cutler  1,103,000 (1)        400,000       703,000      2.3%
-----------------  -------------  -------------  ------------  ------------

Fred Schmidt            200,000         200,000             0      0.0%
-----------------  -------------  -------------  ------------  ------------

Thomas Reichman          50,000          50,000             0      0.0%
-----------------  -------------  -------------  ------------  ------------

Tom Scott                45,000          45,000             0      0.0%
-----------------  -------------  -------------  ------------  ------------

Lee Huffman              25,000          25,000             0      0.0%
-----------------  -------------  -------------  ------------  ------------


(1) M. Richard Cutler is the sole shareholder of Cutler Law Group, PC which is RTEK's legal counsel.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the sole shareholder of Cutler Law Group, PC, holds 1,103,000 shares of the Company's Common Stock.


                                     EXPERTS

The balance sheets as of November 30, 1998 and 1999 and the statements of operations, shareholders' equity and cash flows for the periods then ended have been incorporated by reference in this Registration Statement in reliance on the report of James E. Slayton, CPA, independent accountant, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

     INFORMATION  NOT REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 8-K for an event on March 12, 2000, filed with the Commission on March 13, 2000.

(ii)   Registrant's Form 10K-SB filed  with the Commission on March 30, 2000.

(iii)  Registrant's Form 10Q-SB/A filed with the Commission on July 17, 2000.

(iv)   Registrant's Form 10Q-SB/A filed with the Commission on October 27, 2000.

(v) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.

     M. Richard Cutler, the sole shareholder of Cutler Law Group, PC, holds 1,103,000 shares of the Company's Common Stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Florida and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

     Exhibit  No.          Description
     -----------           -----------

*3.1               Articles  of  Incorporation
*3.2               Bylaws
 5                 Opinion of Cutler Law Group with respect to legality of the securities  of  the  Registrant  being  registered
23.1               Consent  of  James  Slayton,  Certified  Public  Accountant
23.3               Consent of Cutler Law Group (contained in opinion to be filed as  Exhibit  5)
_______________________
*Incorporated  by  reference  to  the  Company's  Form 8-K filed March 13, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 7, 2000.


     Rubber  Technology  International,  Inc.

     /s/  Trevor Webb

     By:  Trevor Webb,  President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/  Trevor Webb                 President, Chief Executive Officer and Director
______________________


/s/  Fred  Schmidt               Chief  Financial  Officer
______________________


/s/  Terrence  Burke             Director
______________________